Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of UC Automotive Holdings Inc. (referred as “the Company”) of our report dated September 30, 2026, relating to the consolidated financial statements of the Company as of December 31, 2025, and December 31, 2024, for each of the two years ended December 31, 2025, in which our report expresses an unqualified opinion, appearing in this Registration Statement on Form F-1. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Summit Group CPAs, P.C.
New York, New York
November 6, 2026